UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

September 15, 2008(September 9, 2008)
Date of Report (Date of earliest event reported)

Sonic Foundry, Inc.
(Exact name of registrant as specified in its chapter)

Maryland	1-14007	39-1783372
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

222 W. Washington Ave
Madison, WI 53703	(608) 443-1600
(Address of principal executive offices)	(Registrant's telephone number)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01 Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

On September 15, 2008, Sonic Foundry, Inc. (the “Company”) announced that the Nasdaq Listing Qualifications Staff (the “Staff”) has approved the Company’s request to transfer the listing of its shares from The Nasdaq Global Market to The Nasdaq Capital Market, effective at the open of the market on Tuesday, September 16, 2008.

As previously announced, the Company received notice from the Staff on March 10, 2008, that the Company did not meet the minimum bid price of $1.00 per share, in accordance with Marketplace Rule 4450(a)(5) (the “Rule”) which is required for listing on The Nasdaq Global Market. On September 9, 2008 the Company was notified by the Staff that it had not regained compliance with the Rule during the 180 calendar days provided and that its securities are therefore subject to delisting from The Nasdaq Global Market. On September 12, 2008, the Staff notified the Company that it had met all initial inclusion criteria for The Nasdaq Capital Market set forth in Marketplace Rule 4310(c) (except for the bid price). Accordingly, Nasdaq has provided the Company with an additional 180 calendar day period, or until March 9, 2009, to regain compliance with Nasdaq’s minimum bid price requirement. If, at any time before March 9, 2009, the bid price of the Company’s common stock closes at $1.00 or more per share for a minimum of 10 consecutive business days, Nasdaq will provide written notification that the Company is in compliance with the rule.

In response to Nasdaq’s notification, the Company intends to continue to carefully monitor its stock price and consider all options to regain compliance.

The press release of the Company to announce the Staff’s determination and the listing transfer from The Nasdaq Global Market to The Nasdaq Capital Market is furnished as Exhibit 99.1 to this Form 8-K.

Item 9.01 Financial Statements and Exhibits.

(d)	Exhibits

99.1	Press release concerning listing transfer from The Nasdaq Global Market to The Nasdaq Capital Market.

EXHIBIT LIST

NUMBER	DESCRIPTION

99.1	Press release concerning listing transfer from The Nasdaq Global Market to The Nasdaq Capital Market.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Sonic Foundry, Inc.
(Registrant)

September 15, 2008	By:	/s/ Kenneth A. Minor
Kenneth A. Minor
Chief Financial Officer